Exhibit 3.1

AMENDMENT NO. 2 TO

AMENDED AND RESTATED BYLAWS OF

COLE CREDIT PROPERTY TRUST, INC.

This Amendment No. 2 to Amended and Restated Bylaws of Cole Credit Property Trust, Inc., as amended by Amendment No. 1 dated as of November 9, 2012, (the “Amendment”) is dated this 17th day of March, 2014.

WITNESSETH

WHEREAS, Cole Credit Property Trust, Inc. (the “Company”) is governed, in part, by the Amended and Restated Bylaws of Cole Credit Property Trust, Inc., as amended by Amendment No. 1 dated as of November 9, 2012 (the “Bylaws”); and

WHEREAS, pursuant to and in accordance with Article XIV of the Bylaws, the board of directors of the Company has authorized, approved and adopted this Amendment.

NOW, THEREFORE, the undersigned hereby certifies as follows:

1.	DEFINED TERMS; REFERENCES.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Bylaws. Each reference to “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference and each reference to “these Bylaws” and each other similar reference contained in the Bylaws shall, after the date hereof, refer to the Bylaws as amended hereby.

2.	AMENDMENT.

Article XV of the Bylaws is deleted in its entirety and replaced with the following:

ARTICLE XV

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of a different forum, the Circuit Court for Baltimore City, Maryland (or, if no state court located within the State of Maryland has subject matter jurisdiction, the United States District Court for the District of Maryland, provided, in each such case that such court has personal jurisdiction over the indispensable parties named as defendants) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach by any director, officer or other employee or agent of the Corporation of a duty owed to the Corporation or the Corporation’s stockholders or of any standard of conduct set forth in the Maryland General Corporation Law (“MGCL”), (iii) any action asserting a claim arising pursuant to any provision of the MGCL including, but not limited to, the meaning, interpretation, effect, validity, performance or enforcement of the charter or bylaws of the Corporation, or (iv) any action asserting a claim governed by the internal affairs doctrine. The Corporation and its stockholders consent to the assignment of any proceeding described in the foregoing sentence to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 or any successor thereof.

3.	TITLES AND HEADINGS; NO FURTHER AMENDMENT.

The headings in this Amendment are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Amendment. Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.

[Signature on next page]

IN WITNESS WHEREOF, the Board of Directors of the Company authorized, approved and adopted this Amendment to Amended and Restated Bylaws of Cole Credit Property Trust, Inc., as amended by Amendment No. 1 dated as of November 9, 2012, as of the date first written above.

COLE CREDIT PROPERTY TRUST, INC.

By:	/s/ D. Kirk McAllaster, Jr.
Name:	D. Kirk McAllaster, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer
Principal Financial Officer